Standard Gold Corp.

897 Quail Run Drive, Grand Junction C0 81505

May 30, 2014

Mr. Daniel Bleak

President

Southwest Exploration, Inc.

3346 W. Guadalupe Rd.

Apache Junction, AZ 85120

Via e-mail and US Mail

Re: September 28, 2011 Option Agreement

Dear Danny:

With respect to our recent letters and as expressed during our phone discussion last night, this letter confirms Standard Gold Corp’s (“SGC”) 30-day termination notice pursuant to Section 6 of the subject Option Agreement (“Agreement”).

We suggest Southwest Exploration Inc. (“SWI”) file the necessary documents with payments to the BLM and Maricopa County for the 101 lode claims in the Agreement. However, SGC will advance before July 1, 2014 the $14,140 for SWI to pay the annual fees on the 101 claims. As SWI is in process of applying for one State exploration permit that expires in June 2014, SGC will also advance next week $500 for SWI to complete this new application.

Upon pickup of data and materials at SWI’s expense during June and receipt by SGC of a customary release from the Agreement, SGC is prepared to immediately deliver a quitclaim on select claims that are not part of the property in the Agreement but which SWI can record, file and pay the related fees. Of the 149 claims owned by SGC, SWI requests that 75 be quitclaimed and the balance dropped by SGC. A map of the project lands with my opinion of 75 claims to be retained has been attached for your consideration. The number and location of the claims can be modified at your election, but please confirm before the end of June.

SGC is also the Lessee of two patented mining claims in the Queen of Sheba area that SWI previously did not want as part of the Agreement. Assignment of this lease requires prior written consent from the Lessor, which shall not be unreasonably withheld. Please advise if SWI wants an assignment, otherwise SGC will soon terminate this lease.

As much of the data received by SGC from SWI during the term of the Agreement was in electronic format, SGC will transmit additional data in the same format. Notwithstanding, SGC has several hundred pounds of paper data on Newsboy that it purchased from Moneta Porcupine Mines, a complete set of drill sample chip trays and boards and several sample pulps and rejects that SWI may pick up at our Morristown office, likely while examining the property during the last half of June 2014 but before we close this rental office at the end of June. SGC also has several pulps and sample rejects from its programs along with sample rejects from Moneta’s core holes located in a storage unit in Tucson. These materials are available for pickup by SWI before the end of June, which is when SGC will downsize this unit. Please coordinate all data and material transfers with Clive Bailey.

For reference, SGC performed four phases of drilling which were duly approved by the US BLM and State of Arizona on respective lands. All reclamation has been completed to the satisfaction of these governmental entities as evidenced by the return of cash bonds for all phases. The third annual report along with other data in accordance with the Agreement will be transmitted to SWI before July 1, 2014.

In summary, we gave the Newsboy Project our best efforts and certainly extend our best wishes to SWI’s endeavors. Please let me know if there are any other issues to resolve on this matter.

Sincerely,

Standard Gold Corp.

/s/ David Beling

David Beling

President

Cc: Alan Lindsay, SGC

Ty Minnick, SGC

Clive Bailey, SGC

Rick Winters, RMB

Josh Bleak, SWI

Roy Fuller, SWI

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